Exhibit 99.1

Precigen Announces $79.0 Million Private Placement Offering of Convertible Preferred Stock

GERMANTOWN, Md., December 27, 2024 /PRNewswire/ -- Precigen, Inc. (Nasdaq: PGEN), a biopharmaceutical company specializing in the development of innovative gene and cell therapies to improve the lives of patients, today announced that it has entered into a securities purchase agreement for the sale of its 8.00% Series A Convertible Perpetual Preferred Stock (Preferred Stock) in a private placement. Precigen anticipates gross proceeds from the private placement of $79.0 million before deducting offering expenses. In addition, the investors will have rights to exercise warrants to purchase 52,666,669 shares of Precigen’s common stock at an exercise price of $0.75 per share (Warrants). The offering is expected to close on or before December 30, 2024, subject to customary closing conditions.

The private placement was led by affiliates of Patient Capital Management, with participation from Bill Miller, Randal J. Kirk, executive chairman of the board of directors of Precigen, and certain other investors.

The net proceeds of the offering shall be used for working capital and general corporate purposes. Based on its current operating assumptions, Precigen expects this financing, together with Precigen’s cash on hand, will extend its cash runway well into 2026, beyond the anticipated commercial launch of PRGN-2012 in the second half of 2025, if approved.

Dividends on the Preferred Stock will be paid annually in cash when, as and if declared by the board of directors of Precigen, except that for the first two years following the issue date of the Preferred Stock, such dividends will be paid in kind in the form of an increase to the liquidation preference of the Preferred Stock by the amount of such dividends, together with warrants to acquire a number of additional shares of common stock equal to 50% of the amount of such dividends divided by the exercise price, subject to shareholder approval (as defined in the securities purchase agreement).

The Preferred Stock will be redeemable, in whole or in part, for cash at Precigen’s option at any time on or after the issue date for an amount equal to the liquidation preference at such time, plus accumulated and unpaid dividends.

The Preferred Stock will be convertible into Precigen’s common stock at the option of the holders thereof at any time on or after the later of the six month anniversary of the issue date and the date on which Precigen has, among other things, obtained shareholder approval. The Warrants are exercisable for shares of Precigen’s common stock at any time after such shareholder approval.

The Preferred Stock is convertible into shares of Precigen’s common stock at an initial conversion price of approximately $1.125, which is 150% of the exercise price of the warrants. The conversion price is subject to upward adjustment based on the valuation of the common stock from time to time.

Additional information regarding the Preferred Stock and Warrants will be included in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state’s securities laws, and are being issued and sold in reliance on Section 4(a)(2) of the Securities Act. The securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

The Preferred Stock and Warrants were offered directly to the Investors without a placement agent, underwriter, broker or dealer.

Precigen has agreed to grant the Investors certain registration rights with respect to the Preferred Stock, the common stock issuable upon conversion of the Preferred Stock and the common stock issuable upon exercise of the Warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Preferred Stock, Warrants or Precigen’s common stock, nor shall there be any sale of the Preferred Stock or Warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About Precigen

Precigen (Nasdaq: PGEN) is a dedicated discovery and clinical stage biopharmaceutical company advancing the next generation of gene and cell therapies using precision technology to target the most urgent and intractable diseases in our core therapeutic areas of immuno-oncology, autoimmune disorders, and infectious diseases. Our technologies are designed to enable us to find innovative solutions for affordable biotherapeutics in a controlled manner. Precigen operates as an innovation engine progressing a preclinical and clinical pipeline of well-differentiated therapies toward clinical proof-of-concept and commercialization.

Cautionary Statement Regarding Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon Precigen’s current expectations and projections about future events, including the closing of the private placement, and the intended use of proceeds of the private placement, anticipated timing of commercialization of PRGN 2012 and expected cash runway. Various factors may cause differences between Precigen’s expectations and actual results. These risks and uncertainties include, without limitation, risks and uncertainties related to satisfaction of customary closing conditions related to the private placement, as well as that we have broad discretion in the use of proceeds. There can be no assurance that Precigen will be able to complete the private placement on the anticipated terms, or at all. For further information on potential risks and uncertainties, and other important factors, any of which could cause Precigen’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Precigen’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Investor Contact:

Steven M. Harasym

Vice President, Investor Relations

Tel: +1 (301) 556-9850

investors@precigen.com

Media Contacts:

Donelle M. Gregory

press@precigen.com

Glenn Silver

Lazar-FINN Partners

glenn.silver@finnpartners.com